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                                                                    Exhibit 10.4

                            BAXTER INTERNATIONAL INC.
             2001 Global Stock Option Plan adopted February 27, 2001
                              Terms and Conditions

1.    Purpose

This Stock Option Plan (the "Plan") is hereby adopted by the Board of Directors of Baxter International Inc. ("Baxter"). Although the Plan is not adopted pursuant to the Baxter International Inc. 2000 Incentive Compensation Program (the "Program"), it is adopted for the purposes stated in the Program. As provided in Section 3, the terms of each award made pursuant to the Plan will be as set forth in these terms and conditions as if that award was made pursuant to the Program. Capitalized terms defined in the Program that are used without being defined in the Plan will have the same meaning as in the Program.

2.    Participants

Each person who is an Eligible Employee as of the close of business on February 27, 2001 will participate in the Plan (a "Participant").

"Eligible Employee" means a person that is employed by the Company who is not
(i) a participant in the Baxter International Inc. Long Term Incentive Plan,
(ii) a temporary employee other than an employee in a probationary employment period, (iii) an independent contractor, (iv) a leased employee, (v) an individual receiving severance or post-termination pay, (vi) employed and paid by the various therapy centers of the Company's Renal Therapy Services businesses, or (vii) an employee of the TK Business (as defined in the Tokumei Kumiai Agreement dated April 1, 2000 between Baxter Limited and Edwards Lifesciences Finance Limited), provided, however, that the Committee may modify the definition of Eligible Employee as it may be applied in any particular country where the Plan is offered in such a manner as to comply with the requirements of local law, rules or regulations in that country. Without limiting any other authority that it may have hereunder, the Committee shall have the authority to interpret the definition of Eligible Employee and any determination of the Committee with respect thereto shall be conclusive and binding on all persons.

"Company" means Baxter together with each entity that is more than 50% owned, directly or indirectly, by Baxter (each of those entities, a "subsidiary").

A person will be considered to be employed by the Company if he or she is actively employed by and either directly or indirectly paid by Baxter or its subsidiaries.

3.    Awards

Each Participant shall be awarded an option (an "Option") to purchase 100 shares of Common Stock of Baxter ("Common Stock") under the terms of the Plan. Each Option

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shall be granted as of February 27, 2001 (the "Grant Date"). The purchase price for each share of Common Stock subject to an Option shall be the Fair Market Value of a share of Common Stock on the Grant Date. The terms of each Option will be as set forth in these terms and conditions as if the Option was granted pursuant to the Program. To the extent that the terms of the Plan and the terms of the Program are inconsistent, the terms of the Plan shall govern. The Options are not intended to qualify as Incentive Stock Options within the meaning of
Section 422 of the United States Internal Revenue Code.

Notwithstanding anything to the contrary in this Plan, if it is determined at any time that any governmental or regulatory approval is required in any jurisdiction under local law in order to make either the grant or exercise of any Option effective and legally enforceable, then the Company will take all reasonable steps to obtain such approval; however, in the event such required approval is not obtained by the Company, the grant of any such Option in such jurisdiction may, in the Committee's complete and sole discretion, be made null and void.

4.    Exercise and Expiration

4.1 Subject to Section 11.10 of the Program, Options shall first become exercisable on February 27, 2004. After an Option becomes exercisable and until it expires, it may be exercised in whole, but not in part, in the manner specified by the Committee in its complete and sole discretion. Under no circumstances may an Option be exercised after it has expired. Shares of Common Stock may be used to pay the purchase price for shares of Common Stock to be acquired upon exercise of an Option with permission of the Committee and solely in accordance with the requirements specified by the Committee in its complete and sole discretion.

4.2 Except as otherwise set forth in Sections 4.3 and 4.4, if a Participant's employment with the Company terminates before his or her Option becomes exercisable, the Option will expire when the Participant's employment with the Company terminates.

4.3 If the employment with the Company of a Participant who is at least 55 years old is terminated (other than by reason of his or her death) before his or her Option becomes exercisable, the Option will become exercisable when it would have become exercisable if the Participant's employment with the Company had not terminated. Subject to Section 4.7, the Option will expire three months after it becomes exercisable. The first two sentences of this Section 4.3 shall not apply in any jurisdiction outside of the United States of America where their effect would be considered discriminatory and in violation of local law.

4.4 If a Participant dies while employed by the Company before his or her Option becomes exercisable, the Option will immediately become exercisable and, subject to Section 4.7, the Option will expire on the first anniversary of the date that it becomes exercisable.

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4.5   Except as otherwise set forth in Section 4.6, if a Participant's employment with the Company terminates after his or her Option becomes exercisable, the Option will not expire immediately but will remain exercisable. Subject to Section 4.7, the Option will expire three months after the Participant's employment with the Company terminates.

4.6 If a Participant dies while employed by the Company after his or her Option becomes exercisable, the Option will not expire immediately but will remain exercisable. Subject to Section 4.7, the Option will expire on the first anniversary of the date of death of the Participant.

4.7 Options that have not previously expired will expire at the close of business on February 25, 2011. If an Option would expire on a date that is not a business day, it will expire at the close of business on the last business day preceding that date. A business day is any day on which the Common Stock is traded on the New York Stock Exchange.

4.8 An exercisable Option may only be exercised by the Participant, his or her legal representative, or a person to whom the Participant's rights in the Option are transferred by will or the laws of descent and distribution.

4.9 A transfer of employment among Baxter and its subsidiaries will not constitute a termination of employment within the meaning of the Plan.

4.10 A transfer of employment to a company that assumes an Option or issues a substitute option in a transaction to which Section 424 of the United States Internal Revenue Code applies will not constitute a termination of employment within the meaning of the Plan.

5.    Administration and Amendment

The Committee may delegate any of its authority hereunder to any officer of Baxter.

Subject to the limitations contained in the Program, the Board or the Committee may, at any time and in any manner, amend, suspend, or terminate the Plan or any Option outstanding under the Plan.

Without limiting the generality of the preceding paragraph, the Committee may, in its sole discretion, amend the terms of the Plan with respect to Participants who reside or work outside the United States of America in order to conform the terms of the Plan with local laws, regulations or customs or otherwise to meet the objectives of the Plan, and may, where appropriate, establish one or more sub-plans to reflect such amended terms. Without limiting the generality of the foregoing, the Committee is specifically authorized to adopt rules and procedures regarding handling of conversion of local currency, payroll tax, withholding procedures and handling of stock certificates which vary with local requirements.

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